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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                AMENDMENT NO. 1
                                       TO
                                    FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                               UTILX CORPORATION
             (Exact name of registrant as specified in its charter)

              DELAWARE                                   91-1171716
(State of incorporation or organization)    (I.R.S. Employer/Identification No.)

         22820 Russell Road
           P.O. Box 97009                                98064-9709
          Kent Washington                                (Zip Code)
(Address of principal executive officers)


Securities to be registered pursuant to Section 12(b) of the Act:  None.

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instructions A.(c), check the following box: [_]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instructions A.(d), check then the following box: [X]

Securities to be registered pursuant to Section 12(g) of the Act:

                        PREFERRED SHARE PURCHASE RIGHTS
                               (Title of Class)
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Item 1.  Description of Securities to be Registered.

     In connection with the Merger Agreement (the "Merger Agreement") entered into by and among UTILX CORPORATION (the "Company"), INFRASTRUX GROUP, INC. ("Parent") and INFRASTRUX ACQUISITION, INC. ("Purchaser"), dated June 28, 2000, described in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 29, 2000, the Board of Directors of the Company and American Stock Transfer & Trust Company (the "Rights Agent") have amended the Rights Agreement dated as of November 6, 1998 (the "Rights Agreement") between the Company and the Rights Agent. The purpose of the Amendment to Rights Agreement is to render the Rights Agreement inapplicable with respect to the Offer (as defined in the Merger Agreement), the Merger Agreement and the transactions contemplated thereby and to ensure that (i) neither Parent nor Purchaser nor any of their Affiliates (as defined in the Rights Agreement) or Associates (as defined in the Rights Agreement) is considered to be an Acquiring Person (as defined in the Rights Agreement) and (ii) the provisions of the Rights Agreement, including the occurrence of a Distribution Date (as defined in the Rights Agreement), are not and shall not be triggered by reason of the announcement or consummation of any of the other transactions contemplated by the Merger Agreement. The Amendment to the Rights Agreement is attached as
Exhibit 1 and incorporated herein by reference.

Item 2.  Exhibits.

Exhibit 2.1 Amendment to Rights Agreement between the Company and American Stock Transfer & Trust Company, dated June 28, 2000.


                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                       UTILX CORPORATION


                                       By  /s/ William S. Weisfield
                                          -----------------------------------
                                          William M. Weisfield, President and
                                          Chief Executive Officer

Dated:  June 29, 2000

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